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                                                                        EXHIBIT 12

                 THE UPJOHN COMPANY AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (Dollar amounts in thousands)


                               Three Months              Year Ended December 31,
                                  Ended        ----------------------------------------------
                              March 31, 1995      1994       1993     1992     1991      1990
                              --------------      ----       ----     ----     ----      ----
Earnings from continuing
 operations before income
 taxes and minority
 equity                          $213,434      $643,296   $480,037  $671,903  $715,553  $651,800

Less: Asgrow                                                                    21,786    26,940

Less: Equity in undistributed
 net income (loss) of
 companies owned less
 than 50%                             193         2,264      3,119     2,212     1,455     1,742
                                 --------        ------   --------  --------  --------  --------
                                  213,241       641,032    476,918   669,691   692,312   623,118

Add: Amortization of previously
 capitalized interest               2,030         4,417      4,009     3,799     3,109     2,922

Fixed charges included in the
 above:
   Interest and amortization
   of debt expense                 12,675        51,496     58,381    58,155    46,851    53,502

 Rental expense representative
 of an interest factor              3,226        12,903     12,221    11,495    10,563     9,426
                                 --------      --------   --------  --------  --------  --------
Earnings from continuing
 operations before income
 taxes, minority equity
 and fixed charges               $231,172      $709,848   $551,529  $743,140  $752,835  $688,968
                                 ========      ========   ========  ========  ========  ========
Interest incurred and
 amortization of debt
 expense                         $ 15,474      $ 63,599   $ 74,080  $ 69,163  $ 59,920  $ 61,146

Rental expense representative
 of an interest factor              3,226        12,903     12,221    11,495    10,563     9,426
                                 --------      --------   --------  --------  --------  --------
Total fixed charges              $ 18,700      $ 76,502   $ 86,301  $ 80,658  $ 70,483  $ 70,572
                                 ========      ========   ========  ========  ========  ========
Ratio of earnings to fixed
 charges                            12.36          9.28       6.39      9.21     10.68      9.76
                                    =====          ====       ====      ====     =====     =====
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